As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Autolus Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Forest House

58 Wood Lane

White City

London W12 7RZ

United Kingdom

(Address of principal executive offices) (Zip code)

Autolus Limited 2017 Share Option Plan

Autolus Therapeutics plc 2018 Equity Incentive Plan

(Full titles of the plan)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036-8401

+1 800 927 9801

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Darren K. DeStefano Christian E. Plaza Brian F. Leaf Courtney T. Thorne Cooley LLP One Freedom Square, Reston Town Center Reston, Virginia 20190-5640 +1 703 456 8000	Ed Lukins Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7785 9355

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value $0.000042 per share	4,742,161 shares(3)	$5.50-24.22(4)	$87,513,849.34(4)	$10,895.47

(1)	These ordinary shares, nominal value $0.000042 per share (“Ordinary Shares”) may be represented by the American Depositary Shares (“ADSs”) of Autolus Therapeutics plc (the “Registrant”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-224837).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Autolus Limited 2017 Share Option Plan (the “2017 Plan”) and the Autolus Therapeutics plc 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Consists of (i) 3,281,622 Ordinary Shares reserved for issuance under the 2018 Plan and (ii) 1,460,539 Ordinary Shares underlying option awards granted under the 2017 Plan. The number of Ordinary Shares reserved for issuance under the 2018 Plan will automatically increase on October 1st of each year, commencing on October 1, 2018 and ending on (and including) October 1, 2027, by an amount equal to the lesser of (i) 4% of the total number of the Registrant’s Ordinary Shares outstanding on September 30th of the same calendar year or (ii) such fewer number of Ordinary Shares as the Registrant’s board of directors may designate prior to the applicable October 1st date.
(4)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon (a) a weighted average exercise price of $5.50 per share for outstanding options to purchase an aggregate of 1,460,539 Ordinary Shares granted under the 2017 Plan and (b) $24.22, which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for July 24, 2018, for an aggregate of 3,281,622 Ordinary Shares reserved for issuance under the 2018 Plan. The chart below details the calculations of the registration fee.

Securities	Number of Shares	Offering Price Per Share(2)	Aggregate Offering Price
To be issued upon the exercise of outstanding options granted under the Autolus Limited 2017 Share Option Plan	1,460,539	$5.50(4)(a)	$8,032,964.50
To be issued upon the exercise of options to be issued under the Autolus Therapeutics plc 2018 Equity Incentive Plan	3,281,622	$24.22(4)(b)	$79,480,884.84
Proposed Maximum Aggregate Offering Price			$87,513,849.34
Registration Fee			$10,895.47

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Autolus Therapeutics plc (the “Registrant”) are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on June 22, 2018, relating to the Registration Statement on Form F-1 originally filed on May 7, 2018, as amended (File No. 333-224720), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b) the descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed on June 19, 2018 (File No. 001-38547) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006, members of the Registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the Registrant’s Articles of Association:

Current and former members of the Registrant’s board of directors or officers shall be reimbursed for:

(i) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the Registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company (collectively, the “Statutes”) arising in relation to the Registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the Registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the Registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the Registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the Registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the Registrant’s board of directors and its officers who have received payment from the Registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the Registrant may prescribe or where the Registrant has reserved the right to require repayment.

In addition, the Registrant has entered or intends to enter into a deed of indemnity with each of its directors and officers. In addition to such indemnification, the Registrant provides its directors and officers with directors’ and officers’ liability insurance.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1*	Articles of Association of Autolus Therapeutics plc.

4.2*	Deposit Agreement.

4.3*	Form of American Depositary Receipt (included in Exhibit 4.2).

5.1*	Opinion of Cooley (UK) LLP.

23.1*	Consent of Ernst & Young LLP for Autolus Limited

23.2*	Consent of Ernst & Young LLP for Autolus Therapeutics Limited

23.3*	Consent of Cooley (UK) LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Autolus Limited 2017 Share Option Plan.

99.2*	U.S. Sub-Plan of the Autolus Limited 2017 Share Option Plan for U.S. Participants (U.S. Employee Plan).

99.3*	Non-Employee Share Option Plan Sub-Plan of the Autolus Limited 2017 Share Option Plan for U.S. Participants (U.S. Non-Employee Plan).

99.4*	Autolus Therapeutics plc 2018 Equity Incentive Plan.

99.5*	Non-Employee Sub-Plan to the Autolus Therapeutics plc 2018 Equity Incentive Plan.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 31st day of July, 2018.

AUTOLUS THERAPEUTICS PLC

By:	/s/ Christian Itin
Christian Itin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christian Itin, Andrew Oakley and Matthias Alder, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Itin	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 31, 2018
Christian Itin

/s/ Andrew Oakley	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 31, 2018
Andrew Oakley

/s/ Joseph Anderson	Director	July 31, 2018
Joseph Anderson

/s/ Linda Bain	Director	July 31, 2018
Linda Bain

/s/ John Berriman	Director	July 31, 2018
John Berriman

/s/ Cynthia Butitta	Director	July 31, 2018
Cynthia Butitta

/s/ Kapil Dhingra	Director	July 31, 2018
Kapil Dhingra

/s/ Martin Murphy	Director	July 31, 2018
Martin Murphy

Authorized U.S. Representative of the Registrant

AUTOLUS, INC.

By:	/s/ Matthias Alder	July 31, 2018
Name:	Matthias Alder
Title:	Senior Vice President, Chief Business Officer
and General Counsel